CAMPBELL'S REPORTS FOURTH QUARTER FISCAL 2026 RESULTS
PROVIDES FULL-YEAR FISCAL 2027 GUIDANCE
TARGETING $500 MILLION COST SAVINGS BY FISCAL 2030
RESETTING DIVIDEND TO ACCELERATE DEBT REDUCTION

Fourth Quarter:
•Net Sales decreased 8% to $2.1 billion and decreased 1% on an organic basis.
•Earnings Before Interest and Taxes (EBIT) decreased to $4 million; Adjusted EBIT decreased 25% to $242 million, including an estimated 8% impact from the extra week in the prior year period.
•Earnings Per Share (EPS) decreased to $(0.23); Adjusted EPS decreased 37% to $0.39, including an estimated $0.06 per share, or 7%, impact from the extra week in the prior year period.

Full Year:
•Net Sales decreased 5% to $9.7 billion and decreased 2% on an organic basis.
•EBIT decreased to $852 million. Adjusted EBIT decreased 21% to $1.2 billion, including an estimated 2% impact from the extra week in the prior year.
•EPS decreased to $1.31. Adjusted EPS decreased 27% to $2.17, including an estimated $0.06 per share, or 2%, impact from the extra week in the prior year.
•Cash flow from operations was $1.0 billion.

CAMDEN, N.J., September 3, 2026—The Campbell's Company (NASDAQ:CPB) today reported results for its fourth quarter fiscal 2026 ended August 2, 2026. Unless otherwise stated, all comparisons are to the comparable period in fiscal 2025. The La Regina acquisition was completed on May 4, 2026, and as such, La Regina's financials are fully consolidated into Campbell's results.

CEO Comments:
"Fourth quarter and fiscal 2026 results reflect top-line softness and inflation-driven margin headwinds,” said Mick Beekhuizen, Campbell’s President and Chief Executive Officer. “Our performance is not where it needs to be, and we are taking decisive action to improve it. We are increasing our focus on the consumer, sharpening execution, reducing costs to support investment in our brands, and strengthening our balance sheet, including resetting our dividend. We enter fiscal 2027 with leading brands including Campbell's, Rao's, Goldfish and Pepperidge Farm, a resilient Meals & Beverages division benefiting from durable at-home cooking trends, and actions underway to strengthen Snacks. The steps we are taking are designed to improve growth, expand margins, reduce leverage, and position Campbell's for sustainable long-term value creation."

	Three Months Ended			Twelve Months Ended
($ in millions, except per share)	August 2, 2026	August 3, 2025	% Change	August 2, 2026	August 3, 2025	% Change
Net Sales
As Reported (GAAP)	$2,137	$2,321	(8)%	$9,744	$10,253	(5)%
Organic			(1)%			(2)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$4	$269	n/m	$852	$1,124	(24)%
Adjusted	$242	$321	(25)%	$1,181	$1,487	(21)%
Diluted Earnings (Loss) Per Share
As Reported (GAAP)	$(0.23)	$0.48	n/m	$1.31	$2.01	(35)%
Adjusted	$0.39	$0.62	(37)%	$2.17	$2.97	(27)%

n/m - not meaningful
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
As Reported (GAAP)	$(0.23)	$0.48	$1.31	$2.01

Costs associated with cost savings and optimization initiatives	$0.19	$0.09	$0.51	$0.32

Commodity mark-to-market losses (gains)	$0.03	$(0.01)	$(0.02)	$(0.03)

Costs associated with acquisition	$0.05	$—	$0.06	$—

Recognized accretion on deferred consideration	$—	$—	$—	$—

Certain litigation expenses	$0.01	$—	$0.04	$0.02

Pension and postretirement actuarial and curtailment losses (gains)	$0.02	$0.06	$(0.06)	$0.06

Impairment charges	$0.29	$—	$0.29	$0.44

Cybersecurity incident recoveries	$—	$—	$—	$—

Accelerated amortization	$—	$—	$—	$0.05

Charges associated with divestitures	$—	$—	$—	$0.11

Accretion of redeemable noncontrolling interests	$0.02	$—	$0.02	$—

Unrecognized accretion on deferred consideration	$0.01	$—	$0.01	$—

Adjusted*	$0.39	$0.62	$2.17	$2.97

The estimated impact of the 53rd week contributed $0.06 to fiscal 2025 results.
*Numbers may not add due to rounding.

Fourth Quarter Results

The additional week in the prior fiscal year's fourth quarter was an estimated 7% impact to net sales, 8% to adjusted EBIT and 7% to adjusted EPS ($0.06 per share).

Net sales decreased 8% to $2.1 billion, including an estimated 7-point impact from the extra week in the prior year period. Organic net sales decreased 1% driven primarily by lower volume/mix.

Gross profit decreased 17% to $583 million. Gross profit margin decreased 310 basis points to 27.3%. Adjusted gross profit decreased 14% to $611 million. Adjusted gross profit margin decreased 190 basis points to 28.6%, driven primarily by cost inflation and other supply chain costs inclusive of the impact from tariffs, partially offset by supply chain productivity improvements.

Marketing and selling expenses decreased 7% to $188 million. Adjusted marketing and selling expenses decreased 6% to $186 million primarily driven by lower marketing spending.

Administrative expenses decreased 5% to $164 million. Adjusted administrative expenses decreased 3% to $153 million mainly driven by cost savings initiatives.

Other expenses were $147 million, including the impact of a $117 million combined impairment on the Cape Cod and Kettle Brand trademarks, compared to $29 million in the prior year. Adjusted other expenses were $4 million compared to $7 million in the prior year.

EBIT decreased to $4 million from $269 million. Adjusted EBIT decreased 25% to $242 million primarily due to lower adjusted gross profit.

Net interest expense of $83 million was down modestly versus prior year. Adjusted net interest expense decreased to $81 million. The effective tax rate was 26.6%, while the adjusted effective tax rate increased to 23.6% from 21.6% primarily as a result of a favorable impact from state tax law changes in the prior year.

EPS decreased to a loss of $0.23 per share from earnings of $0.48 per share. Adjusted EPS decreased 37% to $0.39 per share reflecting lower adjusted EBIT.

Full-Year 2026 Results
The additional week in the prior fiscal year was an estimated 2% impact to net sales, adjusted EBIT and adjusted EPS ($0.06 per share).

Net sales decreased 5% to $9.7 billion, including an estimated 2-point impact from the extra week in the prior year period. Organic net sales decreased 2% to $9.7 billion primarily driven by unfavorable volume/mix.

EBIT decreased to $852 million from $1.1 billion. Adjusted EBIT decreased 21% to $1.2 billion primarily due to gross margin declines as a result of cost inflation and higher other supply chain costs inclusive of the impact from tariffs, which were only partially offset by supply chain productivity improvements and cost savings.

Net interest expense decreased modestly to $323 million from $328 million. Adjusted net interest expense was $321 million in the current year. The effective tax rate was 23.4% compared to 24.4%, and the adjusted effective tax rate was 23.8% compared to 23.0%.

EPS decreased to $1.31 per share compared to $2.01 per share. Adjusted EPS decreased 27% to $2.17 per share primarily reflecting lower adjusted EBIT.

Cash Flow and Shareholder Return
Cash flow from operations for the full fiscal year ended August 2, 2026 was $1.0 billion, compared to $1.1 billion in the prior year. For the fiscal year, capital expenditures were $361 million, compared to $426 million, while the company returned $496 million to shareholders, primarily through cash dividends.

Resetting Dividend
To help accelerate the path to reducing debt on the company's balance sheet, the company announced today that its Board of Directors approved a quarterly dividend payment of $0.25 per share, or $1.00 on an annualized basis, a reduction of 36% from the prior quarterly dividend payment of $0.39 per share, or $1.56 on an annualized basis. The quarterly dividend is payable on November 2, 2026 to shareholders of record at the close of business on October 1, 2026.

Announcing New Enterprise-Wide Cost Savings Program Targeting $500 Million by Fiscal 2030
In the fourth quarter, Campbell's delivered approximately $25 million in savings, bringing total cost savings achieved to approximately $225 million pursuant to the company's prior $375 million savings program.

Beginning in fiscal 2027, Campbell's is launching a new program targeting total cost savings of $500 million by fiscal 2030, which will further accelerate our work to protect our margins and support higher investment levels. This new program will include initiatives remaining under the prior program, the overhead savings initiative announced during the third quarter of fiscal 2026, and an enterprise spend optimization plan which will transform how the company manages and deploys its direct and indirect spending. Several actions are already underway, including plant closures and recently completed workforce reductions.

Full-Year Fiscal 2027 Guidance:
The company's outlook reflects an external environment which we expect will remain volatile, another year of elevated inflation, and several longer-term benefits that are expected to build through the year to increasingly support our margins. The acquisition of La Regina is expected to contribute a modest benefit to net sales and be neutral to adjusted EPS.

This guidance includes the company's current understanding of government policy and tariffs, and does not assume any impacts from new tariffs or changes to existing tariff rates.

The company's full-year fiscal 2027 guidance ranges are set forth in the table below:

($ in millions, except per share)	FY26 Results	FY27 Guidance
Net Sales	$9,744	(4)% to (2)%
Organic Net Sales Growth[1]		(4)% to (2)%

Adjusted EBIT*	$1,181	(12)% to (7)%

Adjusted EPS*	$2.17	(24)% to (17)%
		$1.65 to $1.80
1 Excludes the impact of acquisitions, divestitures, currency or an extra week, when applicable.
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.

Note: A non-GAAP reconciliation is not provided for fiscal 2027 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Key assumptions supporting our guidance can be found in the accompanying prepared remarks and investor presentation available at https://investor.thecampbellscompany.com/events-presentations.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended August 2, 2026
	($ in millions)
	Meals & Beverages	Snacks*	Total
Net Sales, as Reported	$1,187	$950	$2,137

Volume/Mix	3%	(6)%	(1)%
Net Price Realization	—%	1%	—%
Organic Net Sales	3%	(6)%	(1)%
Currency	—%	—%	—%
Acquisition/(Divestitures)[1]	—%	—%	—%
Estimated Impact of 53rd Week	(7)%	(7)%	(7)%
% Change vs. Prior Year	(4)%	(12)%	(8)%

Segment Operating Earnings	$181	$101
% Change vs. Prior Year	(12)%	(34)%

*Numbers may not add due to rounding.
1 Reflects the contribution to net sales from the acquisition of La Regina, which was completed on May 4, 2026.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Twelve Months Ended August 2, 2026
	($ in millions)
	Meals & Beverages	Snacks	Total
Net Sales, as Reported	$5,928	$3,816	$9,744

Volume/Mix	(2)%	(5)%	(3)%
Net Price Realization	1%	1%	1%
Organic Net Sales	(1)%	(4)%	(2)%
Currency	—%	—%	—%
Acquisition/(Divestitures)[1]	(2)%	—%	(1)%
Estimated Impact of 53rd Week	(1)%	(2)%	(2)%
% Change vs. Prior Year	(4)%	(6)%	(5)%

Segment Operating Earnings	$943	$386
% Change vs. Prior Year	(14)%	(28)%

1 Reflects the loss of net sales associated with the divestitures of the Pop Secret popcorn business, which was completed on August 26, 2024, and the noosa yoghurt business, which was completed on February 24, 2025, and the contribution to net sales from the acquisition of La Regina, which was completed on May 4, 2026.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales decreased 4% in the quarter. Organic net sales increased 3%, driven by favorable volume/mix of 3%. Organic net sales growth included an estimated 2-point tailwind as a result of the prior year SAP enterprise-resource planning system implementation for Sovos Brands. Sales of U.S. soup decreased 8% driven primarily by lapping the extra week in the prior year period.

Operating earnings decreased 12% in the quarter, primarily due to lower gross profit primarily as a result of cost inflation and other supply chain costs, as well as unfavorable volume/mix, which were partially offset by supply chain productivity improvements and benefits from cost savings initiatives.

Snacks
Net sales decreased 12% in the quarter. Organic net sales decreased 6%, primarily driven by unfavorable volume/mix of 6%, with 1% net price realization. Organic net sales declines were driven primarily by our salty portfolio and sales attributable to third-party partner brands and contract manufacturing.

Operating earnings decreased 34% in the quarter, primarily due to lower gross profit primarily as a result of unfavorable volume/mix, as well as cost inflation and other supply chain costs, which were partially offset by supply chain productivity improvements.

Corporate
Corporate expense was $226 million in the quarter compared to $83 million in the prior year. The increase was primarily due to impairment charges in the current year.

Conference Call and Webcast
Campbell's will host a question-and-answer session to discuss these results on Thursday, September 3, 2026, at 9:00 a.m. Eastern Time. The earnings slide presentation and management's prepared remarks in both written and pre-recorded audio format are now available on the Events & Presentations section of Campbell's investor relations website at investor.thecampbellscompany.com. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 8876056. A live listen-only audio webcast, as well as a replay, will be available on the company's investor relations website.

Reportable Segments
The Campbell's Company earnings results are reported as follows:

Meals & Beverages, which consists of soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; SpaghettiOs pasta; Campbell’s gravies, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The noosa yoghurt business was sold on February 24, 2025. The segment also includes snacking products in foodservice and Canada, and beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America; and

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also included the results of the Pop Secret popcorn business, which was sold on August 26, 2024.

Through the fourth quarter of fiscal 2025, the snacking and meals and beverages retail business in Latin America was managed under the Snacks segment. Beginning in fiscal 2026, the business is managed under the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

Future Change to Reportable Segments
The company recently shifted the leadership of its frozen bakery business from the Snacks division to the Meals & Beverages division. As a result, beginning in fiscal 2027, quarterly segment results will be adjusted retrospectively to reflect this change. Note that the change will have no impact on consolidated results.

About The Campbell's Company
For more than 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted Campbell's to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2026 net sales of $9.7 billion across two divisions: Meals & Beverages and Snacks. For more information, visit www.thecampbellscompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Joshua Levine	Dana Connors
Joshua_Levine@campbells.com	media@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact of geopolitical conflicts and the impact and application of new or changes to existing governmental laws, regulations, and policies; the risks associated with tariff actions taken by the U.S. and reciprocal tariffs by its trading partners; the risks related to the availability of, and cost inflation in, supply chain inputs, including raw materials, packaging materials, energy, logistics, finished products and labor, including those related to ongoing geopolitical conflicts and tariffs; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; the company’s ability to execute on and realize the expected benefits from its strategy, including sales growth in and/or maintenance of its market share position in snacks, soups, sauces and beverages; the impact of strong competitive responses to the company’s efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; changes in consumer demand for the company’s products, evolving consumer preferences and favorable perception of the company’s brands; the risks related to the La Regina transaction, including that the benefits from the transaction may not be fully realized or may take longer or cost more to be realized than expected; the ability to realize projected cost savings and benefits from cost savings initiatives and integration efforts in light of recent acquisitions and strategic investments; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; the company's indebtedness and ability to pay such indebtedness; a change in outlook or downgrade in our public credit ratings; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; the costs, disruption and diversion of management’s attention associated with activist investors;

unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	August 2, 2026	August 3, 2025
Net sales	$2,137	$2,321
Costs and expenses
Cost of products sold	1,554	1,616
Marketing and selling expenses	188	202
Administrative expenses	164	172
Research and development expenses	28	26
Other expenses / (income)	147	29
Restructuring charges	52	7
Total costs and expenses	2,133	2,052
Earnings before interest and taxes	4	269
Interest, net	83	85
Earnings (loss) before taxes	(79)	184
Taxes on earnings (loss)	(21)	39
Net earnings (loss)	(58)	145
Less: Net earnings (loss) attributable to noncontrolling interests	2	—
Net earnings (loss) attributable to The Campbell's Company	$(60)	$145
Less: Accretion of redeemable noncontrolling interests	5	—
Net earnings (loss) attributable to The Campbell's Company common shareholders - Basic	$(65)	$145
Less: Unrecognized accretion on deferred consideration	4	—
Net earnings (loss) attributable to The Campbell's Company common shareholders - Diluted	$(69)	$145

Earnings (loss) per share attributable to The Campbell's Company common shareholders
Basic	$(.22)	$.49
Diluted	$(.23)	$.48
Weighted average shares outstanding
Basic	298	298
Diluted	304	299

The period ended August 2, 2026 had 13 weeks. The period ended August 3, 2025 had 14 weeks.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	August 2, 2026	August 3, 2025
Net sales	$9,744	$10,253
Costs and expenses
Cost of products sold	7,002	7,134
Marketing and selling expenses	907	924
Administrative expenses	646	674
Research and development expenses	99	100
Other expenses / (income)	171	273
Restructuring charges	67	24
Total costs and expenses	8,892	9,129
Earnings before interest and taxes	852	1,124
Interest, net	323	328
Earnings before taxes	529	796
Taxes on earnings	124	194
Net earnings	405	602
Less: Net earnings (loss) attributable to noncontrolling interests	2	—
Net earnings attributable to The Campbell's Company	$403	$602
Less: Accretion of redeemable noncontrolling interests	5	—
Net earnings attributable to The Campbell's Company common shareholders - Basic	$398	$602
Less: Unrecognized accretion on deferred consideration	4	—
Net earnings attributable to The Campbell's Company common shareholders - Diluted	$394	$602

Earnings per share attributable to The Campbell's Company common shareholders
Basic	$1.34	$2.02
Diluted	$1.31	$2.01
Weighted average shares outstanding
Basic	298	298
Diluted	300	300

Fiscal 2026 had 52 weeks. Fiscal 2025 had 53 weeks.

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	August 2, 2026	August 3, 2025	Percent Change
Sales
Contributions:
Meals & Beverages	$1,187	$1,236	(4)%
Snacks	950	1,085	(12)%
Total sales	$2,137	$2,321	(8)%
Earnings
Contributions:
Meals & Beverages	$181	$206	(12)%
Snacks	101	153	(34)%
Total operating earnings	282	359	(21)%
Corporate income (expense)	(226)	(83)
Restructuring charges	(52)	(7)
Earnings before interest and taxes	4	269	n/m
Interest, net	83	85
Taxes on earnings (loss)	(21)	39
Net earnings (loss)	(58)	145	n/m
Less: Net earnings (loss) attributable to noncontrolling interests	2	—
Net earnings (loss) attributable to The Campbell's Company	$(60)	$145	n/m
Less: Accretion of redeemable noncontrolling interests	5	—
Net earnings (loss) attributable to The Campbell's Company common shareholders - Basic	$(65)	$145
Less: Unrecognized accretion on deferred consideration	4	—
Net earnings (loss) attributable to The Campbell's Company common shareholders - Diluted	$(69)	$145

Per share - assuming dilution
Net earnings (loss) attributable to The Campbell's Company common shareholders	$(.23)	$.48	n/m
n/m - not meaningful
Beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America formerly included in the Snacks segment is now managed under the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.
The period ended August 2, 2026 had 13 weeks. The period ended August 3, 2025 had 14 weeks.

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	August 2, 2026	August 3, 2025	Percent Change
Sales
Contributions:
Meals & Beverages	$5,928	$6,179	(4)%
Snacks	3,816	4,074	(6)%
Total sales	$9,744	$10,253	(5)%
Earnings
Contributions:
Meals & Beverages	$943	$1,098	(14)%
Snacks	386	538	(28)%
Total operating earnings	1,329	1,636	(19)%
Corporate income (expense)	(410)	(488)
Restructuring charges	(67)	(24)
Earnings before interest and taxes	852	1,124	(24)%
Interest, net	323	328
Taxes on earnings	124	194
Net earnings	405	602	(33)%
Less: Net earnings (loss) attributable to noncontrolling interests	2	—
Net earnings attributable to The Campbell's Company	$403	$602	(33)%
Less: Accretion of redeemable noncontrolling interests	5	—
Net earnings attributable to The Campbell's Company common shareholders - Basic	$398	$602
Less: Unrecognized accretion on deferred consideration	4	—
Net earnings attributable to The Campbell's Company common shareholders - Diluted	$394	$602

Per share - assuming dilution
Net earnings attributable to The Campbell's Company common shareholders	$1.31	$2.01	(35)%
Beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America formerly included in the Snacks segment is now managed under the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.
Fiscal 2026 had 52 weeks. Fiscal 2025 had 53 weeks.

THE CAMPBELL'S COMPANY
CONSOLIDATED BALANCE SHEETS
(millions)

	August 2, 2026	August 3, 2025
Current assets
Cash and cash equivalents	$394	$132
Accounts receivable	578	583
Inventories	1,612	1,424
Other current assets	136	93
Total current assets	2,720	2,232
Plant assets, net of depreciation	2,868	2,767
Goodwill	5,321	4,991
Other intangible assets, net of amortization	4,198	4,356
Other assets	541	550
Total assets	$15,648	$14,896
Current liabilities
Short-term borrowings	$977	$762
Accounts payable	1,377	1,332
Accrued liabilities	860	688
Dividends payable	118	120
Accrued income taxes	4	4
Total current liabilities	3,336	2,906
Long-term debt	6,160	6,095
Deferred taxes	1,393	1,353
Other liabilities	603	638
Total liabilities	11,492	10,992
Commitments and contingencies
Redeemable noncontrolling interests	304	—
The Campbell's Company shareholders' equity
Preferred stock; authorized 40 shares; none issued	—	—
Capital stock, $0.0375 par value; authorized 560 shares; issued 323 shares	12	12
Additional paid-in capital	412	418
Earnings retained in the business	4,620	4,694
Capital stock in treasury, at cost	(1,182)	(1,207)
Accumulated other comprehensive loss	(12)	(15)
Total The Campbell's Company shareholders' equity	3,850	3,902
Noncontrolling interests	2	2
Total equity	3,852	3,904
Total liabilities, redeemable noncontrolling interests and equity	$15,648	$14,896

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	August 2, 2026	August 3, 2025
Cash flows from operating activities:
Net earnings	$405	$602
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	117	176
Restructuring charges	67	24
Stock-based compensation	56	57
Amortization of inventory fair value adjustment from acquisition	3	—
Pension and postretirement benefit expense	8	24
Depreciation and amortization	413	434
Deferred income taxes	33	(54)
Loss on sales of businesses	—	25
Other	142	119
Changes in working capital, net of acquisition and divestitures
Accounts receivable	21	26
Inventories	(89)	(80)
Other current assets	(3)	(14)
Accounts payable and accrued liabilities	(90)	(167)
Other	(44)	(41)
Net cash provided by operating activities	1,039	1,131
Cash flows from investing activities:
Purchases of plant assets	(361)	(426)
Purchases of routes	(56)	(144)
Sales of routes	53	121
Business acquisition, net of cash acquired	1	—
Sales of businesses, net of cash divested	5	258
Other	1	4
Net cash used in investing activities	(357)	(187)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	1,755	1,846
Short-term repayments, including commercial paper	(1,778)	(1,796)
Long-term borrowings	577	1,144
Long-term repayments	(459)	(1,550)
Dividends paid	(470)	(459)
Treasury stock purchases	(26)	(62)
Payments related to tax withholding for stock-based compensation	(13)	(30)
Payments of debt issuance costs	(5)	(12)
Net cash used in financing activities	(419)	(919)
Effect of exchange rate changes on cash	(1)	(1)
Net change in cash and cash equivalents	262	24
Cash and cash equivalents — beginning of period	132	108
Cash and cash equivalents — end of period	$394	$132

Fiscal 2026 had 52 weeks. Fiscal 2025 had 53 weeks.

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended August 2, 2026
The Campbell's Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial and curtailment gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; accretion on deferred consideration and redeemable noncontrolling interests; impairment charges or accelerated amortization; certain litigation expenses or recoveries; and costs or recoveries related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures and the additional week in fiscal 2025. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	August 2, 2026				August 3, 2025			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Estimated Impact of 53rd week	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,187	$1	$(5)	$1,183	$1,236	$(88)	$1,148	(4)%	3%
Snacks	950	—	—	950	1,085	(78)	1,007	(12)%	(6)%
Total Net Sales	$2,137	$1	$(5)	$2,133	$2,321	$(166)	$2,155	(8)%	(1)%

Twelve Months Ended
	August 2, 2026				August 3, 2025				% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Estimated Impact of 53rd week	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$5,928	$(6)	$(5)	$5,917	$6,179	$(99)	$(88)	$5,992	(4)%	(1)%
Snacks	3,816	—	—	3,816	4,074	(9)	(78)	3,987	(6)%	(4)%
Total Net Sales	$9,744	$(6)	$(5)	$9,733	$10,253	$(108)	$(166)	$9,979	(5)%	(2)%

Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, costs associated with acquisitions, accretion on deferred consideration, certain litigation expenses or recoveries, actuarial and curtailment gains or losses on pension and postretirement plans, impairment charges, costs or recoveries related to a cybersecurity incident, accelerated amortization, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:

(1)The company has implemented several cost savings initiatives in recent years. In the fourth quarter of fiscal 2026, the company recorded Restructuring charges of $52 million and implementation costs and other related costs of $11 million in Cost of products sold, $8 million in Administrative expenses, $2 million in Research and development expenses and $1 million in Marketing and selling expenses related to these initiatives. In the fourth quarter of fiscal 2025, the company recorded Restructuring charges of $7 million and implementation costs and other related costs of $15 million in Administrative expenses, $7 million in Cost of products sold and $2 million in Marketing and selling expenses related to these initiatives. In fiscal 2026, the company recorded Restructuring charges of $67 million and implementation costs and other related costs of $39 million in Cost of products sold, $38 million in Other expenses / (income), $29 million in Administrative expenses, $4 million in Marketing and selling expenses and $4 million in Research and development expenses related to these initiatives. In fiscal 2025, the company recorded Restructuring charges of $24 million and implementation costs and other related costs of $41 million in Administrative expenses, $32 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of an optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the fourth quarter of fiscal 2026, the company recognized $1 million in Marketing and selling expenses related to this initiative. In the fourth quarter of fiscal 2025, the company recognized $3 million in Marketing and selling expenses related to this initiative. In fiscal 2026, the company recognized $21 million in Marketing and selling expenses related to this initiative. In fiscal 2025, the company recognized $20 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative.
In the fourth quarter of fiscal 2026, the total aggregate impact related to the cost savings and optimization initiatives was $75 million ($58 million after tax, or $.19 per share). In the fourth quarter of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $34 million ($26 million after tax, or $.09 per share). In fiscal 2026, the total aggregate impact related to the cost savings and optimization initiatives was $202 million ($154 million after tax, or $.51 per share). In fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $125 million ($96 million after tax, or $.32 per share).
(2)In the fourth quarter of fiscal 2026, the company recognized losses in Cost of products sold of $14 million ($10 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the fourth quarter of fiscal 2025, the company recognized gains in Cost of products sold of $3 million ($2 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2026, the company recognized gains in Cost of products sold of $6 million ($5 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2025, the company recognized gains in Cost of products sold of $11 million ($8 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the second quarter of fiscal 2026, the company entered into purchase agreements to acquire 49% of the issued and outstanding equity interests of La Regina di San Marzano di Antonio Romano S.p.A. and La Regina Atlantica, LLC (together, La Regina). The acquisition was completed on May 4, 2026. The aggregate consideration for the transaction is $286 million to be paid in two tranches: (i) $146 million was paid in cash at the closing, and (ii) $140 million will be payable at the company’s discretion in either cash or shares of its capital stock on May 4, 2027. In the fourth quarter of fiscal 2026, the company incurred $22 million of costs associated with the acquisition, of which $19 million was recorded in Other expenses / (income) and $3 million in Cost of products sold associated with the acquisition date fair value adjustment for inventory. The aggregate impact was $15 million after tax and the amount attributable to noncontrolling interests, or $.05 per share. The amount attributable to noncontrolling interests was $1 million after tax. In fiscal 2026, the company incurred $26 million of costs associated with the acquisition, of which $23 million was recorded in Other expenses / (income) and $3 million in Cost of products sold associated with the acquisition date fair value adjustment for inventory. The aggregate impact was $19 million after tax and the amount attributable to noncontrolling interests, or $.06 per share. The amount attributable to noncontrolling interests was $1 million after tax.
(4)In the fourth quarter of fiscal 2026, the company recorded a liability at fair value on the La Regina acquisition for the deferred consideration of $140 million that will be paid on May 4, 2027. In the fourth quarter of fiscal 2026, the company recognized changes in the fair value of the deferred consideration in Interest expense of $2 million ($1 million after tax).
(5)In the fourth quarter of fiscal 2026, the company recorded litigation expenses in Administrative expenses of $3 million ($3 million after tax, or $.01 per share) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021, and certain other litigation matters. In the fourth quarter of fiscal 2025, the company recorded litigation recoveries in Administrative expenses of $1 million ($1 million after tax) related to Plum and certain other litigation matters. In fiscal 2026, the company recorded litigation expenses in Administrative expenses of $14 million ($11 million after tax, or $.04 per share) related to Plum and certain other litigation matters. In fiscal 2025, the company recorded litigation expenses in Administrative expenses of $5 million ($5 million after tax, or $.02 per share) related to Plum and certain other litigation matters.
(6)In the fourth quarter of fiscal 2026, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share). In the fourth quarter of fiscal 2025, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $22 million ($17 million after tax, or $.06 per share). In fiscal 2026, the company recognized actuarial and curtailment gains on pension and postretirement plans in Other expenses / (income) of $23 million ($18 million after tax, or $.06 per share). In fiscal 2025, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $24 million ($18 million after tax, or $.06 per share).
(7)In the fourth quarter of fiscal 2026, the company recognized impairment charges of $60 million on the Kettle Brand trademark and $57 million on the Cape Cod trademark within the Snacks segment for an aggregate impact of $117 million ($88 million after tax, or $.29 per share).

In the third quarter of fiscal 2025, the company performed an interim impairment assessment on the Snyder's of Hanover trademark within the Snacks segment and recognized an impairment charge of $150 million on the trademark.

In the second quarter of fiscal 2025, the company performed an interim impairment assessment on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands," and recognized an impairment charge of $15 million on the trademarks.

In the second quarter of fiscal 2025, the company performed an interim impairment assessment on the Late July trademark within the Snacks segment and recognized an impairment charge of $11 million on the trademark.

In fiscal 2025, the total aggregate impact of the impairment charges was $176 million ($131 million after tax, or $.44 per share).
The charges were included in Other expenses / (income).
(8)In fiscal 2026 and 2025, the company recognized insurance recoveries in Administrative expenses of $1 million ($1 million after tax) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023.
(9)In fiscal 2025, the company recorded accelerated amortization expense in Other expenses / (income) of $20 million ($15 million after tax, or $.05 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023.
(10)In the third quarter of fiscal 2025, the company completed the sale of its noosa yoghurt business. In the second quarter of fiscal 2025, the company recorded $15 million of tax expense related to the sale. In fiscal 2025, the company recorded an after-tax loss of $15 million ($.05 per share) on the sale of the business. In the first quarter of fiscal 2025, the company recorded a loss in Other expenses / (income) of $25 million ($19 million after tax, or $.06 per share) on the sale of its Pop Secret popcorn business. In fiscal 2025, the total aggregate impact of charges associated with divestitures was $25 million ($34 million after tax, or $.11 per share).

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	August 2, 2026	August 3, 2025	Percent Change	August 2, 2026	August 3, 2025	Percent Change
Gross profit, as reported	$583	$705	(17)%	$2,742	$3,119	(12)%
Gross profit margin, as reported	27.3%	30.4%	(310) pts	28.1%	30.4%	(230) pts
Costs associated with cost savings and optimization initiatives (1)	11	7		39	32
Commodity mark-to-market losses (gains) (2)	14	(3)		(6)	(11)
Costs associated with acquisition (3)	3	—		3	—
Adjusted Gross profit	$611	$709	(14)%	$2,778	$3,140	(12)%
Adjusted Gross profit margin	28.6%	30.5%	(190) pts	28.5%	30.6%	(210) pts

Marketing and selling expenses, as reported	$188	$202	(7)%	$907	$924	(2)%
Costs associated with cost savings and optimization initiatives (1)	(2)	(5)		(25)	(24)
Adjusted Marketing and selling expenses	$186	$197	(6)%	$882	$900	(2)%
Administrative expenses, as reported	$164	$172	(5)%	$646	$674	(4)%
Costs associated with cost savings and optimization initiatives (1)	(8)	(15)		(29)	(42)
Certain litigation recoveries (expenses) (5)	(3)	1		(14)	(5)
Cybersecurity incident recoveries (8)	—	—		1	1
Adjusted Administrative expenses	$153	$158	(3)%	$604	$628	(4)%
Research and development expenses, as reported	$28	$26		$99	$100
Costs associated with cost savings and optimization initiatives (1)	(2)	—		(4)	(3)
Adjusted Research and development expenses	$26	$26		$95	$97
Other expenses / (income), as reported	$147	$29		$171	$273
Costs associated with cost savings and optimization initiatives (1)	—	—		(38)	—
Costs associated with acquisition (3)	(19)	—		(23)	—
Pension and postretirement actuarial and curtailment gains / (losses) (6)	(7)	(22)		23	(24)
Impairment charges (7)	(117)	—		(117)	(176)
Accelerated amortization (9)	—	—		—	(20)
Charges associated with divestitures (10)	—	—		—	(25)
Adjusted Other expenses / (income)	$4	$7		$16	$28

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	August 2, 2026	August 3, 2025	Percent Change	August 2, 2026	August 3, 2025	Percent Change
Earnings before interest and taxes, as reported	$4	$269	n/m	$852	$1,124	(24)%
Costs associated with cost savings and optimization initiatives (1)	75	34		202	125
Commodity mark-to-market losses (gains) (2)	14	(3)		(6)	(11)
Costs associated with acquisition (3)	22	—		26	—
Certain litigation expenses (recoveries) (5)	3	(1)		14	5
Pension and postretirement actuarial and curtailment losses (gains) (6)	7	22		(23)	24
Impairment charges (7)	117	—		117	176
Cybersecurity incident recoveries (8)	—	—		(1)	(1)
Accelerated amortization (9)	—	—		—	20
Charges associated with divestitures (10)	—	—		—	25
Adjusted Earnings before interest and taxes	$242	$321	(25)%	$1,181	$1,487	(21)%
Interest, net, as reported	$83	$85		$323	$328
Recognized accretion on deferred consideration (4)	(2)	—		(2)	—
Adjusted Interest, net	$81	$85		$321	$328
Adjusted Earnings before taxes	$161	$236		$860	$1,159
Taxes on earnings (loss), as reported	$(21)	$39	n/m	$124	$194	(36)%
Effective income tax rate, as reported	26.6%	21.2%	n/m	23.4%	24.4%	(100) pts
Costs associated with cost savings and optimization initiatives (1)	17	8		48	29
Commodity mark-to-market losses (gains) (2)	4	(1)		(1)	(3)
Costs associated with acquisition (3)	6	—		6	—
Recognized accretion on deferred consideration (4)	1	—		1	—
Certain litigation expenses (recoveries) (5)	—	—		3	—
Pension and postretirement actuarial and curtailment losses (gains) (6)	2	5		(5)	6
Impairment charges (7)	29	—		29	45
Cybersecurity incident recoveries (8)	—	—		—	—
Accelerated amortization (9)	—	—		—	5
Charges associated with divestitures (10)	—	—		—	(9)
Adjusted Taxes on earnings	$38	$51	(25)%	$205	$267	(23)%
Adjusted effective income tax rate	23.6%	21.6%	200 pts	23.8%	23.0%	80 pts
Net earnings attributable to noncontrolling interests	$2	$—		$2	$—
Costs associated with acquisition (3)	1	—		1	—
Adjusted Net earnings attributable to noncontrolling interests	$3	$—		$3	$—

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	August 2, 2026	August 3, 2025	Percent Change	August 2, 2026	August 3, 2025	Percent Change
Net earnings (loss) attributable to The Campbell's Company, as reported	$(60)	$145	n/m	$403	$602	(33)%
Costs associated with cost savings and optimization initiatives (1)	58	26		154	96
Commodity mark-to-market losses (gains) (2)	10	(2)		(5)	(8)
Costs associated with acquisition (3)	15	—		19	—
Recognized accretion on deferred consideration (4)	1	—		1	—
Certain litigation expenses (recoveries) (5)	3	(1)		11	5
Pension and postretirement actuarial and curtailment losses (gains) (6)	5	17		(18)	18
Impairment charges (7)	88	—		88	131
Cybersecurity incident recoveries (8)	—	—		(1)	(1)
Accelerated amortization (9)	—	—		—	15
Charges associated with divestitures (10)	—	—		—	34
Adjusted Net earnings attributable to The Campbell's Company	$120	$185	(35)%	$652	$892	(27)%
n/m - not meaningful

Adjusted Net Earnings attributable to The Campbell's Company common shareholders - Diluted

The company believes that financial information excluding certain items that are not considered to reflect ongoing earnings per share results improves the comparability of year-to-year results. Accretion of the La Regina redeemable noncontrolling interests to redemption value is an adjustment to determine net earnings attributable to The Campbell's Company common shareholders for diluted earnings per share. Additionally, as noted in (4) in Items Impacting Earnings, the company recognized a liability at fair value for the deferred consideration on the acquisition of La Regina that will be paid on May 4, 2027. The deferred consideration will be payable at the company’s discretion in either cash or shares of its capital stock. The company will recognize changes in fair value to accrete the liability to the total payment due on May 4, 2027. As the deferred consideration may be settled in shares, unrecognized accretion on the deferred consideration is an adjustment to determine net earnings attributable to The Campbell's Company common shareholders for diluted earnings per share and the denominator will include the incremental shares that would be assumed to satisfy the payment. Consequently, the company believes that investors may be able to better understand its diluted earnings per share results excluding the accretion of the redeemable noncontrolling interests and the recognized and unrecognized accretion on the deferred consideration in the net earnings attributable to The Campbell's Company common shareholders. In the fourth quarter of fiscal 2026, the company recognized accretion of redeemable noncontrolling interests of $5 million ($.02 per share), accretion of the deferred consideration of $2 million ($1 million after tax) and had unrecognized accretion of $4 million after tax ($.01 per share). The adjustments to diluted earnings per share are below:

	Three Months Ended		Twelve Months Ended
	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
Net earnings (loss) attributable to The Campbell's Company	$(60)	$145	$403	$602
Less: Accretion of redeemable noncontrolling interests	5	—	5	—
Less: Unrecognized accretion on deferred consideration	4	—	4	—
Net Earnings (loss) attributable to The Campbell's Company common shareholders - Diluted, as reported	$(69)	$145	$394	$602
Costs associated with cost savings and optimization initiatives (1)	58	26	154	96
Commodity mark-to-market losses (gains) (2)	10	(2)	(5)	(8)
Costs associated with acquisition (3)	15	—	19	—
Recognized accretion on deferred consideration (4)	1	—	1	—
Certain litigation expenses (recoveries) (5)	3	(1)	11	5
Pension and postretirement actuarial and curtailment losses (gains) (6)	5	17	(18)	18
Impairment charges (7)	88	—	88	131
Cybersecurity incident recoveries (8)	—	—	(1)	(1)
Accelerated amortization (9)	—	—	—	15
Charges associated with divestitures (10)	—	—	—	34
Accretion of redeemable noncontrolling interests	5	—	5	—
Unrecognized accretion on deferred consideration	4	—	4	—
Adjusted Net Earnings attributable to The Campbell's Company common shareholders - Diluted	$120	$185	$652	$892

	Three Months Ended			Twelve Months Ended
	August 2, 2026	August 3, 2025	Percent Change	August 2, 2026	August 3, 2025	Percent Change
Diluted net earnings (loss) per share attributable to The Campbell's Company common shareholders, as reported	$(.23)	$.48	n/m	$1.31	$2.01	(35)%
Costs associated with cost savings and optimization initiatives (1)	.19	.09		.51	.32
Commodity mark-to-market losses (gains) (2)	.03	(.01)		(.02)	(.03)
Costs associated with acquisition (3)	.05	—		.06	—
Recognized accretion on deferred consideration (4)	—	—		—	—
Certain litigation expenses (recoveries) (5)	.01	—		.04	.02
Pension and postretirement actuarial and curtailment losses (gains) (6)	.02	.06		(.06)	.06
Impairment charges (7)	.29	—		.29	.44
Cybersecurity incident recoveries (8)	—	—		—	—
Accelerated amortization (9)	—	—		—	.05
Charges associated with divestitures (10)	—	—		—	.11
Accretion of redeemable noncontrolling interests	.02	—		.02	—
Unrecognized accretion on deferred consideration	.01	—		.01	—
Adjusted Diluted net earnings per share attributable to The Campbell's Company common shareholders*	$.39	$.62	(37)%	$2.17	$2.97	(27)%
*The sum of individual per share amounts may not add due to rounding.
n/m - not meaningful